Exhibit 10.129

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), made as of the _1st_ day of __October_2020__, by and between Baymeadows Properties LLC (“Lessor”), whose address is 9250 Baymeadows Road, Suite 400, Jacksonville, FL 32256, and _La Rosa Realty North Florida_LLC__________(“Lessee”), whose address is 9250 Baymeadows Rd, Jacksonville FL 32256

W I T N E S S E T H:

The Lessor hereby leases and rents unto the Lessee and the Lessee hereby hires and takes from the Lessor the following described property (“Leased Premises”), to wit:

Space designated as Suite 230_, deemed to be 1,005__ rentable square feet, as shown on Exhibit A (floor plan) attached hereto, located in that certain building situate at 9250 Baymeadows Road, Jacksonville, Florida 32256, such building and any other buildings and/or improvements forming a part of the office complex and related facilities owned by the Lessor being herein referred to as the “Project”.

1. TERM:

Lessee to have and to hold the Leased Premises for a term of _61__ months commencing on the _1st_ day of _October, 2020____, (the “Commencement Date”), and ending on the 31st            day of _2025___, on the terms and conditions as set forth herein.

2. RENT:

(a) Base Rent. Lessee hereby covenants and agrees to pay as monthly base rent (“Base Rent”) the following amounts:

Rental Period	Monthly	Taxes 6.5%	Total
10/1/2020-10/30/20	0	0	0
11/1/2020-10/30/21	$1,423.75	$92.54	$1,516.29
11/1/2021-10/30/22	$1,466.46	$95.31	$1,561.77
11/1/2022-10/30/23	$1,510.85	$98.20	$1,609.05
11/1/2023-10/30/24	$1,556.08	$101.14	$1,657.22
11/1/2024-10/30/25	$1602.98	$104.19	$1,707.17

Such amounts shall be payable in lawful United States currency, together with any and all sales and/or use taxes levied upon the use and/or occupancy of the Leased Premises, in advance without set off or deduction, beginning on the Commencement Date of this Lease and on the first day of each and every month thereafter throughout the term of this Lease. Rent shall be paid to Lessor at 9250 Baymeadows Road, Suite 400, Jacksonville, FL 32256 or at such other address as Lessor may from time to time designate by written notice to Lessee.

(b) Additional Rent. In addition to the Base Rent as described in Section 2(a) above, Lessee shall pay to Lessor as “Additional Rent” the “Lessee’s proportionate share” of any increases in “Operating Expenses” and “Taxes”, as hereinafter defined, above the “Base Year Operating Expenses and Taxes”. As used herein, the following terms shall have the following meanings:

(i) “Lessee’s proportionate share” shall mean the percentage which the rentable square feet in the Leased Premises then leased by the Lessee in the Project bears to the total rentable square feet contained in the Project. For purposes of this Lease, Lessee’s proportionate share shall be deemed to be 0.02%.

(ii) Notwithstanding anything to the contrary contained herein this Section 2(b), in the event (A) the Lessee expands the Leased Premises within the Project at any time during the term or of this Lease, or (B) the rentable area of the Leased Premises or Project changes for any other reason, then in such event, the Lessee’s proportionate share shall be adjusted and the Lease amended to reflect the new Lessee’s proportionate share, it being intended that the Lessee’s proportionate share always reflects the relationship of the Leased Premises to the total rentable square feet contained in the Project.

(iii) “Operating Expenses” shall mean all expenses, costs and disbursements, of every kind and nature, which Lessor shall pay or become obligated to pay because of or in connection with the management, maintenance, repair, refurbishing, redecorating or operation of the Project (including any future improvements constructed on the site of the Project) and Common Areas (as defined below), computed on an accrual basis. Notwithstanding the foregoing, Operating Expenses shall not include the cost of individual lessee improvements, leasing commissions or legal fees associated with leasing specific space within the Project, or disputes with tenants of the Project. By way of explanation and clarification, but not by way of limitation, Operating Expenses include the following:

(A) Wages and salaries of all employees to the extent they are engaged in the operation and maintenance of the Project, employer’s social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages and salaries, the cost of disability and hospitalization insurance, pension or retirement benefits, and any other fringe benefits for such employees.

(B) All tools, supplies, materials, equipment and vehicles used in the operation and/or maintenance of the Project.

(C) Cost of all utilities, including water, sewer, electricity, gas and fuel oil used in the Project and not charged directly to another tenant.

(D) Cost of management, rent for space used for the management office cost of ground leases, association fees, janitorial services, accounting and legal services (but not in connection with tenant disputes), trash and garbage removal, pest control, servicing, maintenance, repair and replacement of all systems and equipment including, but not limited to, elevators, plumbing, heating, air conditioning, ventilating, lighting, electrical, security and fire alarms, fire pumps fire extinguishers and hose cabinets, mail chutes, rent for space used as a mail room, guard service, painting, window cleaning, parking lot maintenance, resurfacing and striping, landscaping and gardening.

(E) Amortization (including reasonable finance charges) of the cost of capital improvements or investment items which are for the sole purpose of (i) reducing (or minimizing increases of) Operating Expenses or, (ii) improving the security of the Project or, (iii) complying with requirements of governmental agencies, including but not limited to, replacement of air conditioning equipment due to freons and chlorofluoracarbons, fire protection systems, improvements required by the Americans with Disabilities Act of 1990 ("ADA") and other such mandated programs which may occur from time to time. All such costs shall be amortized on a straight-line basis over the reasonable life of the capital investment item(s), determined in accordance with generally accepted accounting principles, and in no event to extend beyond the reasonable life of the Project.

(F) Premiums for casualty, fire and extended coverage with vandalism and malicious mischief endorsements and sprinkler leakage endorsements, public liability insurance with respect to damage to personal property and/or injury and/or death to individuals, flood insurance and any other type of insurance that Lessor shall deem appropriate in connection with the Project as Lessor shall deem appropriate in its sole and absolute discretion, individuals, flood insurance and any other type of insurance that Lessor shall deem appropriate in connection with the Project as Lessor shall deem appropriate in its sole and absolute discretion.

(iv) “Taxes” shall mean all real estate taxes, assessments (whether they be general or special), sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local government charges, general, special, ordinary or extraordinary, which may now or hereafter be levied or assessed against the Project and the land upon which the same is situate, hereinafter collectively referred to as “Real Property”. If at any time during the term of this Lease the method of taxation then prevailing shall be altered so that any new tax, assessment, levy, imposition or charge or any part thereof shall be imposed upon Lessor in place, or partly in place, of any such taxes, or contemplated increase therein, and shall be measured by or be based in whole or in part upon the Project (including the Real Property) or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are measured or based, shall be included in taxes levied or assessed against Real Property within the meaning of this Section 2 to the extent that such items would be payable if the Real Property were the only property of Lessor subject thereto and the income received by Lessor from the Real Property were the only income of Lessor. Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Real Property by Lessor for the operation thereof. Notwithstanding the foregoing, Taxes shall not include federal and state taxes on income, death taxes, excess profit taxes, county and city taxes on income and profits, capital levy, succession, inheritance or any other taxes imposed upon or measured by Lessor’s net income or profits, unless the same be imposed in lieu of real estate taxes.

(v) “Base Year Operating Expenses and Taxes” shall mean the amount of actual Operating Expenses and Taxes incurred by the Lessor for the operation, maintenance and service of the Project during calendar year ____. The Base Year Operating Expenses and Taxes are stated as an annual amount per rentable square foot and determined by dividing the total amount of Operating Expenses and Taxes of the Project for calendar year 2020 by the total rentable square feet of the Project. For purposes of this Lease the Base Year Operating Expenses and Taxes are estimated to be $9.05 per rentable square foot.

(c) Statements of Amounts Due and Payment of Additional Rent. Lessor shall maintain accounting books and records reflecting Operating Expenses of the Project in accordance with generally accepted accounting principles. Within ninety (90) days of this Lease. Additionally, Lessor shall notify Lessee within thirty (30) days prior to the end of the first calendar year of the term (or as soon as reasonably possible thereafter), and each calendar year thereafter during the term, of the amount which Lessor estimates (as evidenced by budgets prepared by or on behalf of Lessor) will be the amount of Lessee’s proportionate share of any increase in Operating Expenses and Taxes over the Base Year Operating Expenses and Taxes for the next calendar year of the term. Beginning on the 1st day of January of each year thereafter, Lessee shall pay such sum as Additional Rent in advance to Lessor in equal monthly installments, during the balance of said calendar year, on the first day of each remaining month in said calendar year. Within ninety (90) days following the end of each calendar year thereafter during the term, Lessor shall submit to Lessee a statement showing the actual amount of Operating Expenses and Taxes for the past calendar year compared to the Base Year Operating Expenses and Taxes, the additional amount thereof actually paid during that year by Lessee and the amount of the resulting balance due, or overpayment thereof, as the case may be, provided however, in no case shall the Lessee ever be entitled to any refund of Operating Expenses and Taxes below the Base Year Operating Expense and Taxes. Additionally within thirty (30) days after receipt by Lessee of such statement, Lessee shall have the right to inspect Lessor’s books and records, at Lessor’s office, during normal business hours, after five (5) business days prior written notice, showing the Operating Expenses and Taxes for the Project for the calendar year covered by said statement. Said statement shall become final and conclusive unless Lessor receives written objections with respect thereto within said thirty (30) day period. Any balance shown to be due pursuant to said statement shall be paid by Lessee to Lessor within thirty (30) days following Lessee’s receipt thereof. Any overpayment shall be immediately credited against Lessee’s obligation to pay expected Additional Rent in connection with anticipated increases in Operating Expenses and Taxes, or if by reason of any termination of the Lease no such future obligation exists, refunded to Lessee. Anything herein to the contrary notwithstanding, Lessee shall not delay or withhold payment of any balance shown to be due pursuant to the statement rendered by Lessor to Lessee, pursuant to the terms hereof, because of any objection that Lessee may raise with respect thereto and Lessor shall immediately credit any overpayment found to be owing to Lessee against Lessee’s proportionate share of increases in Operating Expenses and Taxes for the then current calendar year (and future calendar years, if necessary) upon the resolution of said objection or, if at the time of the resolution of said objection the Lease term has expired, immediately refund to Lessee any overpayment found to be owing to Lessee. The provisions of this Section 2(c) shall survive the expiration or termination of this Lease.

(d) Operating Expense Adjustment. In determining the Lessee’s proportionate share of increases in Operating Expenses and Taxes for the purpose of this Section 2, if less than 95% of the Project shall have been occupied by tenants and fully used by them, at any time during the year, Operating Expenses and Taxes shall be adjusted to an amount equal to the Operating Expense and Taxes that would normally be expected to be incurred, had such occupancy been 95% and had full utilization been made during the entire period.

(e) In order to defray the additional expenses involved in collecting and handling delinquent payments, Lessee shall pay on demand in addition to any Base Rent or Additional Rent due hereunder a late charge equal to the greater of 10% of the amount due or One Hundred and Fifty Dollars and No/100 ($150.00) for each installment of Base Rent and/or Additional Rent that is not paid within ten (10) days of the date when due. Lessee acknowledges that this charge is made to compensate Lessor for additional costs incurred by Lessor as a result of Lessee’s failure to pay when due, and is not a payment for the extension of the rent due date. Failure of Lessor to insist upon the payment of the late charge, isolated or repeated, shall not be deemed a waiver of Lessor’s right to collect such charge for any future delinquencies.

3. COMMON AREAS

(a) Common Areas and Facilities. Lessor, at Lessor’s option, may make available from time to time such areas and facilities of common benefit to the tenants and occupants of the Project as Lessor shall deem appropriate and shall at all times be subject to the exclusive control and management of Lessor (the “Common Areas”). Lessor shall operate, manage, equip, heat, ventilate, cool, light, insure, repair and maintain the Common Areas and facilities. Lessor may from time to time change the size, location and nature of any Common Areas and facilities, may make installations therein and move and remove such installations.

(b) Use of Common Areas. Lessee and its permitted concessionaires, licensees, officers, employees, agents, customers and invitees (the “Lessee Parties”) shall have the nonexclusive right, in common with Lessor and all others to whom Lessor has or may hereafter grant rights, to use the Common Areas. In addition to its other rights hereunder, Lessor may at any time temporarily close any part of the Common Areas to make repairs or changes, to prevent the acquisition of public rights in such areas, and may do such other acts in and to the Common Areas as in its sole discretion Lessor may deem desirable; provided, however, Lessor shall use its commercially reasonable efforts not to unreasonably interfere with Lessor’s business operations. Lessor shall not at any time interfere with the rights of Lessor, other tenants, or their permitted concessionaires, licensees, officers, employees, agents, customers and invitees use of the Common Areas.

4. LESSEE IMPROVEMENTS; POSSESSION:

(a) The Leased Premises are being provided by the Lessor to Lessee in its current “as is” condition, together with, but not necessarily limited to, all existing demising and interior partitions, doors, frames, hardware, ceilings, electrical fixtures and distribution wiring and panels, HVAC distribution systems and controls, sprinkler systems, fire alarms and controls, lighting, interior finishes, built-in millwork, and any and all other improvements located therein. In addition, Lessor shall cause to be performed to the Leased Premises that work (the “Work”) more particularly described in Exhibit “B” attached hereto and made a part hereof.

(b) Lessee acknowledges that it has fully inspected and accepts the Leased Premises in its present condition and “as is”, or in the event certain work is to be performed at the Leased Premises (i.e., Work) which is yet to be performed, that it has reviewed the drawings and specifications and/or other plans for said construction and will accept the Leased Premises when it is constructed substantially in accordance with said drawings and specifications and/or other plans, and in either event, that the Leased Premises is suitable for the uses specified herein.

(c) Possession. The Lessor agrees to use commercially reasonable efforts to have the “Work” completed and the Leased Premises ready for possession on or before the Commencement Date. If Lessor is unable to give possession of the Leased Premises on the Commencement Date by reason of the holding over of any prior lessee or lessees, incomplete construction or for any other reason whatsoever, unless the same shall result from causes attributable to the Lessee, then the scheduled Commencement Date shall be postponed for the period of time Lessor is unable to give possession until the date Leased Premises is delivered, and the term of this Lease shall be extended beyond the agreed expiration date by the number of days delivery of possession was delayed. Under no circumstances shall Lessor be liable to Lessee for any loss or damage to Lessee on account of delay in obtaining possession of the Leased Premises. If the Leased Premises have not been tendered to Lessee within ninety (90) days after the scheduled Commencement Date, Lessee shall have the right to terminate this Lease after fifteen days written notice to the Lessor.

(d) In the event there is a delay in completion of the Work, Lessor shall notify Lessee of the same and the amount of the duration of the delay and corresponding extension. In the event of a delay and corresponding extension as above provided, at such time as the Work is completed and the Leased Premises are ready for possession, Lessor shall provide Lessee an additional notice stating the same and the date of delivery of possession (i.e., the new Commencement Date). Notwithstanding anything else to the contrary herein, should Lessor not provide any notice to Lessee, then it shall be deemed that the Work is completed and that the Leased Premises are ready for possession by Lessee as of the Commencement Date specified in Section 1 above.

(e) Upon taking possession of the Leased Premises, Lessee shall be deemed to have accepted the Leased Premises in their then “as is” condition as of the Commencement Date (as of the same may be adjusted by any delay as provided above) and to have agreed that the Work has been completed in accordance with the terms hereof, unless Lessor has acknowledged in writing that certain elements or parts of the Work have not been completed.

(f) Expiration of Term. The Lessee, at the expiration of the term, shall deliver up the Leased Premises in good repair and condition, ordinary wear and tear excepted.

5. USE:

It is understood that the Leased Premises are to be used for general office purposes and for no other use without prior written consent of Lessor. The Leased Premises shall not be used for any unlawful purpose nor shall it be used so as to constitute a nuisance.

6. SALES AND USE TAX:

Any sales, use or other tax (excluding state and/or federal income taxes) payable with respect to the Base Rent, Additional Rent or any other amounts payable under this Lease, or payable with regard to this Lease for any reason whatsoever, now or hereafter imposed by the United States of America, the State of Florida, or any political subdivision thereof, shall be paid by Lessee. The sale or use tax now imposed on rent under this Lease in the County of Duval, State of Florida, is 6.5%, and shall be paid at the time and with payment of the rent upon which it is assessed.

7. NOTICES:

All notices shall be in writing, and shall be deemed given when deposited in the United States certified mail, postage prepaid (return receipt requested), or when deposited with a reputable overnight courier, or when delivered by hand delivery, in each case addressed to the party to be notified at the address of such party stated below. A party hereunder may change its address for notices by giving notice of such change of address as provided herein.

If to Lessor:	Baymeadows Properties, LLC
9250 Baymeadows Road, Suite 400
Jacksonville, FL 32256

If to Lessee:	La Rosa Realty North Florida, LLC
9250 Baymeadows Rd, Suite 230
Jacksonville, FL 32256

8. ORDINANCES AND REGULATIONS:

The Lessee hereby covenants and agrees to comply with all laws, rules, ordinances and/or regulations of (i) the Board of Fire Underwriters and any other rules and regulations imposed by the insurance companies providing casualty and/or liability insurance for the Project, (ii) all governmental authorities, having jurisdiction over the Leased Premises and Project and (iii) of the State of Florida or the United States of America. Such compliance shall be at Lessee’s sole cost and expense, but only insofar as any of such rules, ordinances and regulations pertain to the manner in which the Lessee shall use the Leased Premises.

9. AMERICANS WITH DISABILITIES AACT. Lessee and Lessor acknowledge that the Americans with Disabilities Act of 1990 (42 U.S.C. §12101, et seq.) and regulations and guidelines promulgated thereunder, all as amended and supplemented from time to time (collectively the “ADA”) and applicable State Accessibility Building Codes (the “Codes”) establish requirements for business operations, accessibility and barrier removal, which may or may not apply to the Leased Premises or the Project depending on, among other things: (1) whether Lessee’s business is deemed a “public accommodation” or “commercial facility,” (2) whether such requirements are “readily achievable,” and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties agree that: (a) Lessor shall be responsible for ADA Title III and Codes compliance for the Common Areas, except as provided below, (b) Lessee shall be responsible for ADA Title III and Codes compliance for the Leased Premises, including any improvements or other work to be performed in the Leased Premises under or in connection with this Lease, and (c) Lessor may perform, or require that Lessee perform, at Lessee’s expense, “path of travel” requirements triggered by alterations to the Leased Premises. The parties shall each be solely responsible for requirements under Title I of the ADA relating to their respective employees. Lessee may not rely on any written consents or approvals of Lessor for plans and improvements as compliance with ADA or Codes requirements or guidelines or as a waiver by Lessor of Lessee’s obligations hereunder.

10. SIGNS:

The Lessee will not place any signs or other advertising matter or material on the exterior of the Leased Premises, or on the interior of the Leased Premises where they can be seen from the exterior, without the written consent of the Lessor. Any lettering or signs shall be for directional purposes only and at Lessee’s expense, shall be of a size and type standard to the Project, and shall otherwise be subject to the approval of Lessor.

11. UTILITIES AND SERVICES:

(a) Utilities. So long as Lessee is not in default under any of the covenants of this Lease, Lessor shall furnish and maintain (a) heat and air conditioning, Monday through Friday (except holidays), during normal business hours (7:00 a.m. to 6:00 p.m.) for normal office occupancy; (b) in common areas, water for drinking fountain and toilet and lavatory purposes only; (c) janitorial service (which shall be provided in a building standard format as deemed necessary by Lessor for normal office occupancy); (d) building standard fluorescent ceiling lighting fixtures; and (e) electricity for light and ordinary office purposes.

(b) Use by Lessee. Lessee agrees to exercise due care and prudence in the use of utilities at all times, and to comply with all federal, state and local guidelines concerning same, and with the requirements of Lessor. Lessor in furnishing the foregoing services does not contemplate occupancy involving extraordinary consumption of electricity or generation of heat affecting temperatures otherwise normally maintained by the air conditioning system. Lessor reserves the right to discontinue temporarily any of the aforesaid services where necessary by reason of accident, need for repairs, strikes, labor disputes, the necessity for alterations or improvements requested by Lessee or other tenants, or for other causes beyond Lessor’s control. Lessor shall not be liable for damages for such discontinuance and there shall be no abatement or reduction in rent unless such discontinuance shall be as a direct result of Lessor’s gross negligence or willful misconduct.

(c) Excess Use of Utilities. If Lessee shall require utility service in the Leased Premises in excess of that usually furnished or supplied to space comparable to the Leased Premises when used as general office space, including but without limitation, electricity and/or water for electrical heating or refrigeration equipment, electronic data processing machines, punch card machines, machines or equipment using current in excess of 110 volts or which will in any way increase the amount of water or electricity usually furnished, such additional service shall be subject to the prior written approval of Lessor. In the event Lessor approves such additional utility service, Lessee shall pay Lessor for the additional expense involved, including any installation costs associated therewith. Further, use of utilities (e.g., HVAC) during hours other than “normal business hours” as described herein will result in additional charges. Lessee agrees to reimburse Lessor within ten (10) days following the rendering of a bill to Lessee for any such charges so incurred. Provision of HVAC services after hours and on weekends will be billed at $65.00 per hour or at such other hourly rate as Lessor may determine from time to time, which rates shall be specified in a schedule that shall be available to Lessee upon its request.

12. REPAIRS:

Lessee shall keep the Leased Premises in a good, clean and sanitary condition, making all needed repairs promptly. Lessee shall not commit or permit any waste to the Leased Premises. The Lessee further agrees to provide and use carpet mats for all desk areas in order to prevent the unnecessary wear and tear on the carpeted areas. Lessee shall promptly repair any damage done to the Leased Premises and to the Project, or any part thereof, including replacement of damaged portions thereof caused by Lessee or Lessee’s agents, contractors, subcontractors, employees, invitees or visitors. All such work or repairs by Lessee shall be effected in compliance with all applicable laws. If Lessee fails to make such repairs or replacements promptly, Lessor may, at its option, make the repairs or replacements, and Lessee shall pay the cost thereof to Lessor within ten (10) days of Lessor’s demand therefor.

13. ALTERATIONS:

Lessee shall not make or suffer to be made any alterations, additions or improvements to or of the Leased Premises or any part thereof without prior written consent of Lessor. In the event Lessor consents to the proposed alterations, additions or improvements, the same shall be at the Lessee’s cost and expense and Lessee shall hold the Lessor harmless on account of the cost thereof. Any such alterations shall be made at such times and in such manner as not to unreasonably interfere with the occupation, use and enjoyment of the remainder of the Project by the other tenants thereof. If required by Lessor, such alterations shall be removed by Lessee upon the expiration or sooner termination of the term of this Lease and Lessee shall repair damage to the Leased Premises caused by such removal, all at Lessee’s cost and expense.

Lessee agrees not to suffer or permit any lien of any contractor, supplier mechanic or materialman to be placed or filed against the Project or the Leased Premises. In case any such lien shall be filed, Lessee shall immediately satisfy and release such lien of record. If Lessee shall fail to have such lien immediately satisfied and released of record, Lessor may, on behalf of Lessee, without being responsible for making any investigation as to the validity thereof, pay the amount of said Lien or to bond the same off, and Lessee shall promptly reimburse Lessor therefor. Lessee has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever whether created by act of Lessee, operation of law or otherwise, to attach to or be placed upon Lessor’s title or interest in the Property, and any and all liens and encumbrances created by Lessee shall be attached to Lessee’s leasehold interest only.

For the avoidance of doubt, nothing in this Lease is to be construed as consent on the part of Lessor to subject Lessor’s estate in the Leased Premises or the Project to any lien or liability for any improvements made by Lessee under any jurisdiction in which the Leased Premises or Project is located. PURSUANT TO §713.10, FLORIDA STATUTES, THE INTEREST OF THE LESSOR SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY LESSEE. Lessee shall not and does not have any right or authority under the Lease to subject Lessor’s estate in the Leased Premises or the Project to any lien or liability and Lessee shall not represent that it has such right or authority. This Lease contains no provision authorizing present or future work or improvements by Lessee without Lessor’s consent. In all events, unless otherwise provided herein, this Lease provides that Lessee is solely responsible for payment of the entire cost of any and all leasehold improvements. Lessee shall notify each contractor, supplier, mechanic and materialman making any improvements to the Leased Premises the content of the capitalized provision above. Lessee hereby acknowledges that it understands that, pursuant to the above-referenced statute, the knowing or willful failure of Lessee to provide such notice to the contractor shall render the contract between the Lessee and the contractor, supplier, mechanic and materialman voidable. Lessor be permitted to record in the record of the county where the Leased Premises are located, without the requirement of Lessee’s signature (but Lessee shall execute on Lessor’s request), a memorandum of this Lease sufficient to secure Lessor’s rights under Fla. Stat. §713.10 and to notify the public with regard to, or secure, other matters relating to this Lease which are for Lessor’s benefit.

14. QUIET ENJOYMENT:

The Lessor covenants and agrees that Lessee, upon Lessee’s paying the rent and promptly performing its covenants herein, shall and may peaceably and quietly hold and enjoy the Leased Premises for the term aforesaid without undue interference from Lessor.

15. LESSOR’S RIGHT TO INSPECT AND ENTER:

The Lessor shall have the right, at reasonable times during the term of this Lease, to enter the Leased Premises for the purpose of examining or inspecting same and of making such repairs or alterations therein as the Lessor shall deem necessary, and Lessor may at any time within the six (6) months immediately preceding the expiration of the specified term show the Leased Premises to others for the purpose of rental and may affix to suitable parts of the Leased Premises a notice of Lessor’s intention to lease or sell the Leased Premises and/or Project.

16. FIRE OR CASUALTY:

In the event the Project or Leased Premises is damaged or destroyed as a result of fire, the elements, accident, or other casualty, including, without limitation, by smoke and water damage (the “Casualty”), and (i) such Casualty results in either 20% or more of the total rentable area of the Project, or 25% or more of the common areas of the Project (including the parking facilities), whether or not the Leased Premises are affected by such occurrence being destroyed or damaged, or (ii) the Casualty occurs to the Project or any part thereof by reason of any cause in respect of which there are no proceeds of insurance available to Lessor, (iii) the proceeds of insurance are insufficient to pay for the costs of rebuilding or making fit the Project or any part thereof (including the Leased Premises), or (iv) any mortgagee or other person entitled to the proceeds of insurance does not consent to the payment to Lessor of such proceeds for such purpose, or (v) if in Lessor’s opinion any such damage or destruction is caused by any fault, neglect, default, negligence, act, or omission of Lessee, or those for whom Lessee is in law responsible, or any other person entering upon the Leased Premises under express or implied invitation of Lessee, then upon any of the foregoing events occurring, Lessor may, at its option (to be exercised by written notice to Lessee within 90 days following the occurrence of the casualty), elect to terminate this Lease. In the case of such election, the term and tenancy hereby created shall expire on the 30th day after such notice is given, without indemnity or penalty payable or any other recourse by one party to or against the other; and Lessee shall, within such 30-day period, vacate the Leased Premises and surrender them to Lessor, with Lessor having the right to re-enter and repossess the Leased Premises discharged of this Lease and to expel all persons and remove all property therefrom. All rent shall be due and payable without reduction or abatement subsequent to the destruction or damage and until the date of termination, unless the Leased Premises shall have been destroyed or damaged as well, in which event Base Rent (but not Additional Rent) shall abate proportionately to that portion of the Leased Premises rendered untenantable from the date of the destruction or damage until the date of termination.

In the event this Lease is not terminated as herein provided, the Lease shall continue in full force and effect, but the Project (including that portion of the Leased Premises insured by Lessor) shall be promptly and fully repaired and restored by the Lessor, provided however that the cost of such repairs and restoration shall be limited to the amount of insurance proceeds received by the Lessor for such damage or destruction (the “Lessor’s Restoration”). Nothing contained herein this Section shall require Lessor to restore repair or replace any leasehold improvements, inventory, furniture, chattels signs, contents, fixtufurniture (including trade fixtures), or personal property of Lessee located on, in under, above, or which serve the Leased Premises. The Lessor shall be given a reasonable period of time to complete the Lessor’s Restoration and due allowance shall be made for the adjustment and settlement of insurance claims, and for such other delays as may result from government restrictions, permitting, controls on construction, strikes, national emergencies and other conditions beyond the reasonable control of the Lessor. If the Casualty is such so as to make the entire Leased Premises untenantable, or a portion of the Leased Premises untenantable, then the Base Rent (but not Additional Rent) which the Lessee is obligated to pay hereunder shall abate proportionately as to the portion of the Leased Premises rendered untenantable from the date of the Casualty until such time as the Leased Premises become tenantable or to the date the Lessor’s Restoration is completed, whichever first occurs. Any unpaid or prepaid Base Rent for the month in which the Casualty occurs shall be prorated accordingly.

17. CONDEMNATION:

If any part of the Leased Premises is taken by eminent domain, Lessor may, at its sole option, terminate this Lease by giving written notice to Lessee within forty-five (45) days after the taking, or if by reason of any such taking, Lessee’s operation on the Leased Premises is materially impaired, Lessee shall have the option to terminate this Lease, by giving written notice to Lessor within forty-five (45) days after the taking, and the rent will be adjusted as of the date of termination. If the Leased Premises are damaged or if access to the Leased Premises is impaired by reason of such taking and neither Lessor nor Lessee elects to terminate this Lease, Lessor will promptly rebuild or repair the damage to the extent possible within the limitations of the available condemnation awards. All condemnation awards shall belong to Lessor, except that amount, if any, specifically awarded to Lessee for its separate personal property and fixtures.

18. ASSIGNMENT AND SUBLEASE:

Lessee shall not mortgage or assign this Lease nor sublet the Leased Premises without the prior written consent of Lessor, which consent may be withheld by Lessor in its sole and absolute discretion. In the event Lessor shall approve any assignment of this Lease, Lessor may require that (i) the assignee execute and deliver to Lessor a written confirmation in favor of Lessor that the assignee has assumed the Lessee’s obligations hereunder, and (ii) the original Lessee execute and deliver to Lessor a written confirmation that such assignment has not relieved the original Lessee of its obligations under this Lease.

19. HOLDOVER:

Any holding over by the Lessee after the expiration of this Lease shall be construed as a tenancy at sufferance, in which event the Lessee will be a tenant from month to month, upon the same terms and conditions of this Lease, except Base Rent shall be at twice the rate in effect as of the expiration of this Lease. Acceptance by the Lessor of any rent after such termination shall not constitute a renewal of this Lease except as above provided.

20. SUBORDINATION;

This Lease shall be subject and subordinated at all times to the lien of any mortgage or deed of trust in any amount or amounts whatsoever now existing or hereafter encumbering the Leased Premises or Project, without the necessity of having further instruments executed by the Lessee to effect such subordination. Notwithstanding the foregoing, Lessee covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease, and if Lessee shall fail to do so within seven (7) days of Lessor’s request, Lessor is hereby granted an irrevocable power of attorney to execute such instruments in the name of Lessee as the act and deed of Lessee, and this authorization is hereby declared to be coupled with an interest and not revocable. Lessee shall attorn to any holder of a mortgage encumbering the Leased Premises or Project that acquires title to the Leased Premises or Project as a result of foreclosure or conveyance in lieu thereof. So long as the Lessee hereunder shall pay the rent reserved and comply with, abide by and discharge the terms, conditions, covenants and obligations on its part to be kept and performed hereunder and shall attorn to the successor in title notwithstanding the foregoing, the peaceable possession of the Lessee in and to the Leased Premises for the term of this Lease shall not be disturbed, in the event of the foreclosure of any such mortgage or deed of trust, by the purchaser at such foreclosure sale or such purchaser’s successor in title.

21. INDEMNITY AND INSURANCE:

(a) Indemnity. Lessee will save Lessor harmless and indemnify Lessor from and against any and all claims, actions, damages, liability and expenses in connection with loss of life, personal injury or loss or damage of whatever nature including property damage (1) caused by or resulting from, or claimed to have been caused by or to have resulted from, wholly or in part, any act, omission or negligence of Lessee or anyone claiming under Lessee (including, but without limitation subtenants, concessionaires, agents, employees, servants and contractors of Lessee or its subtenants or concessionaires), no matter where occurring, or (2) occurring in, upon, or at the Leased Premises, no matter how caused or (3) arising out of the occupancy or use by the Lessee of the Leased Premises or any part thereof. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liability incurred in connection with any such injury, loss or damage or any such claim, or any proceeding brought thereon or the defense thereof. If Lessee or anyone claiming under Lessee or the whole or any part of the property of Lessee shall be injured, lost or damaged by theft, fire, water or steam or in any other way or manner whether similar or dissimilar to the foregoing, no part of said injury, loss or damage is to be borne by the Lessor or its agents. Lessee agrees that Lessor shall not be liable to Lessee or anyone claiming under Lessee for any injury, loss, or damage that may be caused by or result from the act, omission, default or negligence of any persons occupying adjoining premises or any other part of the Project. In case the Lessor shall without fault on its part, be made a party to any litigation commenced by or against Lessee, the Lessee shall protect and hold Lessor harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Lessor in connection with such litigation. Lessee shall also pay all costs, expenses and reasonable attorney’s fees that may be incurred or paid by Lessor in enforcing the covenants and agreements in this Lease.

(b) Insurance. Lessee will maintain public liability insurance with respect to Leased Premises, naming Lessor and Lessee as insureds, with a combined single limit of not less than One Million Dollars ($1,000,000) (or such greater amount as Lessor may from time to time require) on an occurrence basis with respect to both bodily injury and property damage. Lessee shall deliver to Lessor a certificate of insurance at least fifteen (15) days prior to the commencement of the term of this Lease and renewal certificate at least fifteen (15) days prior to the expiration of the certificate it renews. Said certificates must provide for thirty (30) days notice to Lessor in event of material change or cancellation. Lessee also agrees to maintain during the term hereof, broad form coverage on Lessee’s personal business property and improvements and betterments.

(c) Waiver of Subrogation. Neither party shall be liable to the other for loss or damage, caused by fire or any other peril insured against under standard extended coverage insurance even though the loss of or damage is caused by the party’s negligence. Each insurance policy carried by Lessor and Lessee in accordance with this paragraph shall contain a provision by which the insurance company shall waive all right of recovery by subrogation against the other party for loss or damage to the insured property.

22. CONSTRUCTION OF LANGUAGE:

Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the context so requires. The paragraph heading and titles are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

23. DEFAULT:

(a) Events of Default. The happening of any one or more of the following listed events shall constitute a breach of this Lease on the part of Lessee:

(i) The failure of Lessee to pay any rent (Base Rent or Additional Rent) payable under this Lease on the due date thereof;

(ii) The failure of Lessee to fully and properly perform any act required of it in the performance of this Lease, or otherwise to comply with any term or provision hereof, within thirty (30) days of written notice from Lessor to Lessee to so perform or comply;

(iii) The filing by or on behalf of Lessee of any petition or pleading to declare Lessee a bankrupt or the adjudication in bankruptcy of Lessee under any bankruptcy law or act;

(iv) The appointment by any court or under any law of a receiver, trustee, or other custodian of the property, assets, or business of Lessee;

(v) The assignment by Lessee of all or any part of its property or assets for the benefit of its creditors;

(vi) The levy, execution, attachment or other encumbrance of property, assets or of the leasehold interest of Lessee by process of law or otherwise in satisfaction of any judgment, debt or claim; or

(vii) The abandonment of the Leased Premises by the Lessee for a period of thirty (30) days or more.

(b) Remedies. Upon the happening of any event of default, Lessor, if it shall so elect, may either (i) collect each and every installment of rent when the same matures; (ii) accelerate rent for the remainder of the term of this Lease, (iii) terminate this Lease, and/or (iv) enter the Leased Premises without process of law and terminate Lessee’s possession without being liable for any prosecution therefore, and re-lease the Leased Premises to any person, firm, or corporation, and upon such terms and conditions as Lessor may deem advisable, as agent of Lessee or otherwise, for whatever rent it can obtain, in which event Lessee shall remain liable for the rent reserved herein, and all other obligations hereunder. In the event Lessor shall elect to proceed under subparagraph (iv) above, Lessor shall apply the proceeds of such re-leasing (i) first to the payment of expenses that Lessor may incur in the entering and re-leasing, including, without limitation, leasing commissions and the cost of tenant improvement work, and (ii) then to the payment of the rent due by Lessee and the fulfillment of Lessee’s covenants and obligations hereunder. In the case of a re-letting for the account of Lessee, if there be any deficiency, Lessee shall remain liable for the same. Lessee hereby waives service of any demand for payment of rent, notice to terminate or demand for possession of the Leased Premises, including any and all other forms of demand and notice prescribed by law.

(c) Attorney’s Fees and Costs. The parties hereto agree that in the event either of the parties hereto are required to institute legal proceedings to enforce any of the terms, covenants and conditions of this Lease, the prevailing party shall be entitled to be reimbursed for all reasonable attorney’s fees incurred (including appellate fees), as well as court costs.

(d) Additional Security. As additional security for the performance of Lessee’s obligations hereunder, Lessee hereby pledges and assigns to Lessor all the furniture, fixtures, goods, inventory, stock and chattels of Lessee which are now or may hereafter be brought or put in the Leased Premises, and further grants to Lessor a security interest therein under the Uniform Commercial Code as enacted in the State of Florida. Upon the request of Lessor, Lessee hereby agrees to execute and deliver to Lessor all financing statements, amendments thereto, or other similar statements which Lessor may reasonably request, or, alternatively, authorize Lessor to execute any of the same for the account of Lessee. Lessor is herein specifically granted all of the rights of a secured creditor under the Uniform Commercial Code as enacted in the State of Florida with respect to the property in which Lessor has been granted a security interest by Lessee.

(e) No Waiver by Lessor. Nothing herein contained shall be deemed to be a waiver by Lessor of its statutory lien to rent, and the remedies, rights and privileges of Lessor in the case of default of Lessee as set forth above shall not be exclusive and in addition thereto Lessor may also exercise and enforce all its rights at law or in equity which it may otherwise have as a result of Lessee’s default hereunder.

24. NOTICE OF TERMINATION NOT REQUIRED:

Notwithstanding any provision of law or any judicial decision to the contrary, no notice shall be required to terminate the term of this Lease, or extension hereof, on the date herein specified; and the term hereof shall expire on the date herein provided without notice being required from either party.

25. SUCCESSORS AND ASSIGNS:

This Lease shall bind and inure to the benefit of the successors, heirs, and assigns of the parties hereto.

26. SECURITY DEPOSIT:

The Lessee, concurrently with the execution of this Lease, has deposited with the Lessor the sum of _$1423.75__ the receipt being hereby acknowledged, which sum shall be retained by the Lessor as security for the payment by the Lessee of the rent herein agreed to be paid and for the faithful performance of the covenants of this Lease. If at any time the Lessee shall be in default in any of the provisions of this Lease, the Lessor shall have the right to apply said deposit, or so much thereof as may be necessary in payment of any rent in default as aforesaid and/or in payment of any expense incurred by the Lessor regarding the curing of any default by said Lessee, and/or in payment of any damages incurred by the Lessor by reason of such default of the Lessee or, at the Lessor’s option, the same may be retained by the Lessor in liquidation of part of the damages suffered by the Lessor by reason of the default of the Lessee. Following any such application of such deposit, Lessee shall pay to Lessor on demand of Lessor the amount so applied in order to restore such deposit to its original amount. Lessor shall be entitled to deposit, apply or otherwise utilize Lessee’s security deposit as Lessor shall deem appropriate. Such deposit may be commingled with other funds of Lessor. In no event shall Lessee be entitled to interest on said deposit, except to the extent required by applicable law. If Lessee is not in default at the termination of this Lease, the balance of such deposit remaining shall be returned by Lessor to Lessee within fifteen (15) days after Lessee’s vacation of the Leased Premises. If Lessor transfers its interest in the Leased Premises or Project during the term of this Lease, Lessor may assign the deposit to the transferee and thereafter Lessor shall have no further liability for the return of any such deposit.

27. RELATIONSHIP OF THE PARTIES;

Nothing herein contained shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto; it being understood and agreed that neither the method of computing rent nor a provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of landlord and tenant. As to any mortgagee taking possession or control of the Project, Lessee hereby agrees not to look to the mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property for accountability for any security deposit required by the Lessor hereunder, unless said sums have actually been received by said mortgagee as security for the Lessee’s performance of this lease.

28. ENTIRE AGREEMENT:

It is agreed between the parties that neither Lessor nor Lessee nor any of their agents have made any statement, promises, or agreements verbally or in writing in conflict with the terms of this Lease. Any and all representations by either of the parties or their agents made during negotiations prior to the execution of this Lease and which representations are not contained in the provisions hereof shall not be binding upon either of the parties hereto. It is further agreed that this Lease contains the entire agreement between the parties, and no rights are to be conferred upon either party until the Lease has been executed by Lessee and Lessor.

29. MODIFICATION:

No modification, alteration or amendment to this Lease shall be binding unless in writing and executed by the parties hereto.

30. BROKER’S COMMISSION:

Lessee covenants, represents, and warrants the Lessee has had no dealing or negotiations with any real estate broker or agent, other than NAI        Hallmark_Partners, LLC (“Broker”), in connection with the consummation of this Lease, and Lessee covenants and agrees to pay, hold harmless and indemnify Lessor from and against any and all costs, expenses (including reasonable attorneys’ fees, whether incurred before trial, at trial, and on appeal) or liability for any compensation, commissions, or charges claimed by any broker or agent, other than the Broker set forth in this paragraph with respect to this lease or the negotiation thereof.

31. PROVISIONS SEVERABLE:

If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

32. NO RECORDING:

This Lease shall not be recorded by Lessee in the public records without Lessor’s prior written consent.

33. LAW AND VENUE:

This Lease shall be enforced in accordance with the laws of the State of Florida. The agreed upon venue is Jacksonville, Duval County, Florida.

34. PARKING SPACES; COMMON AREAS:

Lessor shall provide ample parking spaces in the parking lot and/or garage forming a part of the Project. Such spaces may be relocated from time to time as Lessor may determine in its sole discretion. Lessee’s use of the parking area, and associated driveways and other common areas of the Project, shall be used with others in common, including other lessees. The Lessee acknowledges and agrees that the Lessor may change, modify or reduce the common areas as Lessor may determine from time to time in its sole discretion. Use of parking spaces and other common areas by Lessee shall be subject to the Rules and Regulations hereinafter described.

35. RELOCATION OF PREMISES:

Lessor reserves the right on sixty (60) days notice to remove Lessee to other similarly improved space in the Project under the terms of this Lease except the Base Rent will be adjusted for variation in the square footage of the new Leased Premises. Lessor agrees to make reasonable efforts to accommodate Lessee’s request regarding the location and size of said relocated premises. If Lessor and Lessee do not agree in writing within ten (10) days of Lessor’s notice upon the terms and conditions of the relocation, this Lease shall become null and void and no further effect, sixty (60) days from the date of Lessor’s notice. Lessor agrees to pay or credit expenses to Lessee in the amount of Lessee’s Base Rent hereunder for two (2) months as the sole compensation to Lessee for moving Lessee to the new space agreed upon. Lessee agrees that such amount constitutes valid consideration for the expenses that would be incurred by Lessee in connection with such a relocation.

36. RULES AND REGULATIONS:

The Rules and Regulations pertaining to the Project, attached hereto as Exhibit “C,” and all Rules and Regulations which Lessor may hereafter from time to time adopt and promulgate for the management of the Project, are hereby made a part of this Lease and shall, during the term of this Lease be in all respects observed and performed by Lessee and Lessee’s employees, servants, agents, invitees and guests. Lessee agrees to abide by, uphold and fully comply with the Rules and Regulations as shown on Exhibit “C” and with such reasonable modifications thereof and additions thereto as Lessor may make. Insofar as the attached Rules and Regulations conflict with any of the terms and provisions of this Lease, the terms and provisions of this Lease shall control. Lessee further agrees that Lessor shall have the right to waive any or all such rules in the case of any one or more tenants in the Project without affecting Lessee’s obligations under this Lease and Rules and Regulations and that Lessor shall not be responsible to Lessee for the failure of any other tenant to comply with the Rules and Regulations.

37. EXCULPATION:

The liability of Lessor to Lessee for any default by Lessor under the terms of this Lease shall be limited to the interest of Lessor in the Project and Lessee agrees to look solely to Lessor’s interest in the Project for recovery of any judgment from the Lessor, it being intended that the Lessor shall not be personally liable for any judgment or deficiency.

38. ESTOPPEL CERTIFICATE:

At any time during the term of this Lease and within ten (10) days after Lessor’s request, Lessee shall execute in recordable form and deliver a declaration to any person designated by Lessor (i) ratifying this Lease, (ii) stating the commencement and termination dates of this Lease, and (iii) certifying (a) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated), (b) that all conditions under this Lease to be performed by Lessor have been satisfied (stating exceptions if any), (c) no defenses or offsets against the enforcement of this Lease by Lessor exist (or, if any, stating those claims), (d) advance rent, if any, paid by Lessee, (e) the date by which Base Rent and Additional Rent have been paid, (f) the amount of security deposited with Lessor, and (g) such other information as Lessor reasonably requires. All persons receiving any such statement shall be entitled to rely upon them.

39. RADON GAS:

RADON is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Lease to be duly executed as of the date of this Lease, by their respective officers or parties thereunto duly authorized.

Signed, sealed and delivered in the presence of:	LESSEE:

By:

By:
Title

LESSOR

By
Title

Exhibit “A”

Exhibit “B”

Lessor improvements as follows:

Landlord to provide cleaned, stain free carpet or if not possible to clean will provide new carpet.

Landlord to paint all walls white.

Landlord to provide additional outlets as follows

Two TV outlets and 2 additional outlets at countertop height on north wall entrance.

Tenant Improvements as follows:

Tenant to add programmable lock at entrance and lock on manager’s office

Tenant to add cabinets and countertop on north wall at entrance

Tenant to add 2 closets (Ikea) TBD

Tenant to add 2 pendant lights along west window wall

Addendum to section 35 Relocation of Premises:

Lessor agrees to reimburse Lessee for the cost of construction, labor, furniture and Fixtures purchased specifically for suite 230. Tenant will provide lessor with all receipts as confirmation of amount due Lessee only if Lessee only if Lessor exercises their right to relocate Lessee to other similarly improved space within the project.

Exhibit “C”

RULES AND REGULATIONS

l.	Lessee shall not operate any machinery or apparatus at the Leased Premises other than usual small business machines. No article deemed hazardous because of flammability and no explosive or other articles of an intrinsically hazardous nature shall be brought into the Project. As to any equipment approved by Lessor that needs to be installed in the Leased Premises, Lessee agrees to bear the cost of installation.

2.	No additional locks or similar devices shall be placed upon doors of the Leased Premises and no locks shall be changed except with written consent of Lessor. Upon the termination of the Lease; Lessee shall surrender to Lessor all keys to Leased Premises.

3.	Lessee shall be permitted to move furniture and office furnishings into or out of the Project only at such times and in such a manner designated by Lessor so as to cause the least inconvenience to other lessees. Safes, furniture, boxes or other bulky articles shall be brought into and placed into the Project only with prior written consent of Lessor and only in accordance with Lessor’s directions. Any damage done to the Project, other lessee’s property, or other persons, by moving a safe or other bulky articles in or out of Leased Premises, or by overloading the floor, shall be paid for by the Lessee.

4.	No person shall be employed by Lessee to do janitorial work in Leased Premises, and no person other than the janitors for Project shall clean Leased Premises, unless Lessor shall first give its written consent. Any person employed by Lessee with Lessor’s consent to do janitorial work shall, while in Project, be subject to and under the control and direction of the Lessor’s Building Superintendent, but shall not be considered the agent or servant of the Superintendent or of Lessor.

5.	Window coverings other than building standard, either inside or outside the windows, may only be installed with Lessor’s prior written consent and must be furnished, installed and maintained at the expense of Lessee and at Lessee’s risk and must be of such shape, color, material, quality and design as may be prescribed by Lessor.

6.	If Lessee desires additional telegraphic or telephonic connections, or the installation of other electrical wiring, Lessor will, upon receiving a written request from Lessee and at Lessee’s expense, direct the electricians as to where and how the wires are to be introduced and run, and without such direction no boring, cutting or installation of wires will be permitted. Lessee shall not install or erect any antennae, serial wires or other equipment inside or outside the Project without in every instance obtaining prior written approval from Lessor.

7.	The sidewalks, entrances, passages, courts, corridors, vestibules, halls, in or about the Project shall not be obstructed or used for storage or for any purpose other than normal ingress and egress by Lessee.

8.	Lessee shall not create or maintain a nuisance in the Leased Premises nor make or permit any noise or odor or use or operate any electrical or electronic devices that emit loud sounds, air waives, or odors, that are objectionable to other occupants or lessees of the Project or any adjoining building or premises; nor shall the Leased Premises be used for lodging or sleeping nor for any immoral or illegal purpose that will damage the Leased Premises, or injure the reputation of the Project.

9.	Lessee and occupants shall observe and obey all parking and traffic regulations imposed by Lessor at the Project. Lessor in all cases reserves the right to designate “no parking” zones, traffic right-of-ways and general parking area procedures. Failure of Lessee to comply with parking regulations will constitute a violation of the Lease. Lessor may institute such measures for proper parking as are necessitated by conditions existing at particular time; including, but not limited to, towing, impounding and/or tagging improperly parked vehicles.

10.	Lessor reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers from the Project and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Project at times other than during ordinary business hours. Lessor shall not be held liable for granting or refusing such access.

11.	Any sign, lettering, picture, notice or advertisement installed within the Leased Premises which is visible from the public corridors within the Project shall be installed in such manner and be of such character and style as Lessor shall approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in a position to be visible from outside the Project.

12.	Lessee shall not use the name of the building for any purpose other than that of the business address of Lessee, and shall not use any picture or likeness of the Project in any circulars, notices, advertisements or correspondence without Lessor’s prior written consent.

13.	No animals or pets, bicycles, skateboards or other vehicles shall be permitted to be in the Project or the Leased Premises.

14.	Lessee shall not make any room to room canvas to solicit business from other lessees of the Project.

15.	Lessee shall not waste electricity, water or air conditioning and shall cooperate fully with Lessor to assure the most effective operation of the Project’s HVAC. Lessee shall not adjust any controls other than room thermostats installed for Lessee’s use. Lessee shall not tie, wedge, or otherwise fasten open any water faucet or outlet. Lessee shall keep all corridor doors closed.

16.	Lessee assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage. Except during Lessee’s normal business hours, Lessee shall keep all doors to the Leased Premises locked and other means of entry to the Leased Premises closed and secured, and be liable for any loss caused by negligence thereto.

17.	Lessee shall not in any manner deface or damage the Project.

18.	Lessee shall not use more electrical current from individual or collective circuits as is designated by the amperage rating of said circuits at the circuit breaker panels for Lessee’s suite. Should Lessee exceed the safe capacity as stated on the circuit breakers for said circuits then Lessee shall bear the entire expense of modifications to adjust or increase the amperage for Lessee’s safe and proper electrical consumption. Lessor’s consent to such modifications to the electrical system shall not relieve Lessee from the obligation to use less electricity than such safe capacity.

19.	Lessor reserves the right to make such further reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Leased Premises and for the preservation of good order therein. Any additional rules and regulations promulgated by Lessor shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of execution hereof.

Lessee shall be responsible for the observance of all of the foregoing rules and regulations by Lessee’s employees, agents, clients, customers, invitees and guests. Lessor shall not be responsible for any violation of the foregoing rules and regulations by other lessees of the Project and shall have no obligation to enforce the same against other lessees.

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